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                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

Active Subsidiaries

Shark Bar Rest. Corp.

7 West Rest. Corp.

Affair Restaurant, Inc.

         7 West Rest. Corp. is the General Partner, which holds a 60% general partner insterest in Avenue A Restaurant Associates, L.P.